Exhibit 99.1

Brooks Automation Reports Results for Fiscal Fourth Quarter Ended September 30, 2014

CHELMSFORD, Mass., Nov. 12, 2014 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq:BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today reported financial results for the fourth quarter and full year ended September 30, 2014.

Fiscal Fourth Quarter of 2014 Financial and Operational Highlights:

•	Revenue was $122.5 million, an increase of 4% compared to the prior quarter;

•	GAAP Net Income was $0.2 million with diluted EPS of $0.00;

•	Non-GAAP Net Income was $4.7 million with diluted EPS of $0.07;

•	Life Science Systems Revenue increased 9% on a sequential basis to $20.0 million;

•	Operating cash flow was $13.4 million.

Fiscal Full Year 2014 Financial and Operational Highlights:

•	Revenue was $483 million, an increase of 14% compared to the prior fiscal year;

•	GAAP net income was $31 million with diluted EPS of $0.46;

•	Non-GAAP net income was $17 million with diluted EPS of $0.25;

•	Life Science Systems revenue was $63 million, 46% higher than 2013;

•	Operating cash flow was $54 million;

•	Total Cash, Cash Equivalents and Marketable Securities, as of September 30, was $245 million or $3.63 per Diluted Share with no bank debt.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	September 30,	June 30,	September 30,
Dollars in thousands, except per share data	2014	2014	2013
GAAP net income attributable to Brooks Automation, Inc.	$248	$24,476	$6,015
GAAP diluted earnings per share	$0.00	$0.36	$0.09

Non-GAAP net income attributable to Brooks Automation, Inc.	$4,726	$3,602	$4,702
Non-GAAP diluted earnings per share	$0.07	$0.05	$0.07
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measure follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments
"The fourth quarter was a solid finish to a transformative year for Brooks. We achieved sequential growth across all business segments during the fourth quarter, as well as year-over-year growth across all segments for the fiscal year. Growth came with higher margins as we continued to focus on higher value-added products and solutions,” stated Dr. Steve Schwartz, Chief Executive Officer of Brooks. "2014 was a pivotal year for Brooks as we transformed our capabilities in multiple areas. Organic development of our first Brooks biostore systems platform drove Life Science Systems growth of 46%. The acquisition of our new Contamination Control Solutions business has contributed to 12% growth in the Product Solutions segment on a continuing operations basis and placed us into another growth space with the semiconductor customers. Both of these initiatives, combined with continuous cost reduction initiatives and the recent acquisition of FluidX, have positioned us for continued profitable growth in 2015 and beyond.”

GAAP Summary
Revenue grew 4% sequentially to $122.5 million in the fourth quarter of fiscal 2014. Revenue growth was driven by the Life Science Systems segment and the expansion of our recent acquisition of DMS in the Product Solutions segment. Net income of $0.2 million improved $3.0 million compared to the continuing operations of the third quarter. Revenue grew $5.2 million compared to the third quarter, while the gross margin increased $0.7 million net of the step-up charges for purchase accounting treatment of our new Contamination Control Solutions business. In total, pre-tax income improved $5.0 million compared to the prior quarter primarily driven by reduced operating expenses. The primary driver of sequential pre-tax income improvement was a $4.6 million reduction of operating expense. Within operating expenses, restructuring charges declined $1.5 million and the prior quarter included a $2.6 million impairment of a note receivable.

In the full year fiscal 2014 period, revenue was $483 million, 14% higher than 2013 on continuing operations basis. Net income from continuing operations was $1.4 million, an improvement of $8.6 million compared to 2013. The diluted EPS from continuing operations was $0.02, an improvement of $0.13 compared to 2013 continuing operations. In addition, the business had $30 million of income from discontinued operations related to the divestiture of our Granville-Phillips business. The diluted EPS from discontinued operations was $0.44, providing a total of $0.46 diluted EPS for the 2014 fiscal year.

Net income of $31 million improved $34 million year-over-year. $25 million of the improved income was from discontinued operations related to the sale of the Granville-Phillips business. $8.6 million of the income improvement was from continuing operations
There are a number of special charges and one-time items reflected in both fiscal 2014 and fiscal 2013. The impact on earnings of these items and the amortization of intangibles is set out in the unaudited table included with this release.

Results of Q4, Fiscal 2014 (Non-GAAP Discussion)
Non-GAAP net income was $4.7 million in the fourth quarter, resulting in non-GAAP earnings per share of $0.07 and a sequential quarterly improvement of $1.1 million. The revenue of $122.5 million grew 4% compared to the third quarter, and was supported by sequential growth in all three segments. The primary growth was seen in Life Science Systems at 9% and in Product Solutions at 5%, compared to the third quarter.

Profit improvement was primarily driven by the higher revenue, although adjusted gross margins and operating expenses also showed improvement over the prior quarter. Adjusted gross margins, which exclude amortization and purchase accounting impacts, were 36.3% in the quarter, a 20 basis point improvement. The primary driver of margin improvement came from Life Science Systems which achieved 40.2%, a 174 basis point improvement compared to the third quarter. Non-GAAP operating expenses of $38.7 million also showed a modest 1% improvement compared to the third quarter.

Total order bookings in the fourth quarter were $130.8 million compared to $105.3 million in the third quarter. The Life Science Systems business had $12.6 million of new orders in the fourth quarter and finished with $44 million of total backlog with $34 million in 12-month backlog. This excludes backlog from our new consumables business, FluidX, which was acquired after the end of the quarter on October 1, 2014.

Adjusted EBITDA in the quarter was $10.9 million compared to $9.2 million in the third quarter. Cash flow from operations for the fourth quarter was $13.4 million. The Company's cash, cash equivalents, and marketable securities increased $1.7 million in the fourth quarter to close at $245.5 million. On October 1, 2014, we acquired FluidX, a provider of biosample consumable tubes and bench-top equipment, for approximately $16 million which was a use of cash subsequent to our year end.

Fiscal Year 2014 Results (Non-GAAP Discussion)
Revenue for the full fiscal year ended September 30, 2014 was $483 million, an increase of 14% compared to revenue of $422 million in 2013. The year-over-year growth was driven by growth in Life Science Systems of 46%, Product Solutions of 12%, and Global Services of 6%. Non-GAAP net income increased to $17.2 million or $0.25 per diluted share in fiscal 2014 from $7.7 million or $0.12 per diluted share in 2013. The increase in non-GAAP net income is primarily attributable to the revenue growth and 274 basis points improvement in adjusted gross profit margins.

During fiscal year 2014, we invested approximately $36 million of cash for acquisitions, received $85 million of cash for the divestiture of our Granville-Phillips business, and returned $23 million to shareholders in the form of dividends.

Operating cash flow for the fiscal year of $54 million combined with our total financing and investing activity, resulted in the year-end cash position of $245 million at September 30, 2014. As mentioned above, on October 1, 2014, we paid approximately $16 million cash for the acquisition of FluidX, which was a use of cash subsequent to our year end.

Quarterly Cash Dividend
As previously announced, the Board of Directors has declared a dividend of $0.10 per share payable on December 26, 2014 to stockholders of record on December 5, 2014. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for First Fiscal Quarter of Fiscal 2015
The Company announced revenue and earnings guidance for the first quarter of fiscal 2015. Revenue is expected to be in the range of $125 million to $130 million. Non-GAAP diluted earnings per share excluding special charges and intangibles amortization expense is expected to be in the range of $0.05 to $0.07.

Conference Call
Brooks management will webcast its fourth quarter earnings conference call today at 4:30 p.m. Eastern Time to discuss the fiscal fourth quarter and year-end results and business highlights. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-768-2950 (US & Canada only) or 1-212-231-2906 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, through product development initiatives and strategic business acquisitions, has expanded offerings to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.

For more information, visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	September 30, 2014	September 30, 2013
	(In thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$94,114	$82,971
Restricted cash	—	177
Marketable securities	68,130	45,900
Accounts receivable, net	80,106	77,483
Inventories	93,567	94,411
Deferred tax assets	19,009	16,839
Assets held for sale	—	27,778
Prepaid expenses and other current assets	19,387	9,030
Total current assets	374,313	354,589
Property, plant and equipment, net	50,183	47,506
Long-term marketable securities	83,212	44,491
Long-term deferred tax assets	67,563	99,146
Goodwill	109,501	97,924
Intangible assets, net	59,550	60,088
Equity method investments	28,944	25,687
Other assets	4,772	7,332
Total assets	$778,038	$736,763
Liabilities and equity
Current liabilities
Accounts payable	$33,740	$35,392
Capital lease obligation	881	—
Deferred revenue	26,279	19,610
Accrued warranty and retrofit costs	6,499	7,260
Accrued compensation and benefits	21,663	14,225
Accrued restructuring costs	3,475	1,412
Accrued income taxes payable	1,808	1,058
Deferred tax liabilities	808	19
Liabilities held for sale	—	132
Accrued expenses and other current liabilities	18,688	13,453
Total current liabilities	113,841	92,561
Long-term capital lease obligation	7,417	—
Long-term tax reserves	5,708	6,115
Long-term deferred tax liabilities	2,567	921
Long-term pension liability	1,774	815
Other long-term liabilities	3,842	3,695
Total liabilities	135,149	104,107
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 80,375,777 shares issued and 66,913,908 shares outstanding at September 30, 2014, 80,039,104 shares issued and 66,577,235 shares outstanding at September 30, 2013	804	800
Additional paid-in capital	1,834,619	1,825,499
Accumulated other comprehensive income	15,687	22,604
Treasury stock at cost, 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,007,265)	(1,015,991)
Total Brooks Automation, Inc. stockholders’ equity	642,889	631,956
Noncontrolling interest in subsidiaries	—	700
Total equity	642,889	632,656
Total liabilities and equity	$778,038	$736,763

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Revenue
Product	$98,145	$86,771	$387,032	$335,011
Services	24,372	23,910	95,816	87,429
Total revenue	122,517	110,681	482,848	422,440
Cost of revenue
Product	67,181	56,914	252,688	229,411
Services	13,934	16,899	62,823	60,722
Total cost of revenue	81,115	73,813	315,511	290,133
Gross profit	41,402	36,868	167,337	132,307
Operating expenses
Research and development	14,111	12,578	52,649	46,209
Selling, general and administrative	26,286	25,204	111,098	96,516
Restructuring and other charges	1,648	379	6,289	6,380
Total operating expenses	42,045	38,161	170,036	149,105
Operating income (loss)	(643)	(1,293)	(2,699)	(16,798)
Interest income	265	237	950	1,032
Interest expense	(101)	(1)	(202)	(2)
Other income (expense), net	(216)	856	256	1,227
Loss before income taxes and equity in earnings of equity method investments	(695)	(201)	(1,695)	(14,541)
Income tax provision (benefit)	(1,052)	112	(1,980)	(4,985)
Income (loss) before equity in earnings of equity method investments	357	(313)	285	(9,556)
Equity in earnings (losses) of equity method investments	(95)	2,222	1,235	2,442
Income (loss) from continuing operations	262	1,909	1,520	(7,114)
Income from discontinued operations, net of tax	—	4,103	30,002	4,964
Net income (loss)	262	6,012	31,522	(2,150)
Net income (loss) attributable to noncontrolling interests	(14)	3	(161)	(65)
Net income (loss) attributable to Brooks Automation, Inc.	$248	$6,015	$31,361	$(2,215)
Basic net income (loss) per share attributable to Brooks Automation, Inc. common stockholders:
Income (loss) from continuing operations	$—	$0.03	$0.02	$(0.11)
Income from discontinued operations, net of tax	—	0.06	0.45	0.08
Basic net income (loss) per share attributable to Brooks Automation, Inc.	$—	$0.09	$0.47	$(0.03)
Diluted net income (loss) per share attributable to Brooks Automation, Inc. common stockholders:
Income (loss) from continuing operations	$—	$0.03	$0.02	$(0.11)
Income from discontinued operations, net of tax	—	0.06	0.44	0.08
Diluted net income (loss) per share attributable to Brooks Automation, Inc. common stockholders	$—	$0.09	$0.46	$(0.03)
Dividend declared per share	$0.10	$0.08	$0.34	$0.32
Weighted-average shares used in computing earnings (loss) per share:
Basic	66,840	65,153	66,648	65,912
Diluted	67,925	66,902	67,644	65,912

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Year Ended September 30,
	2014	2013
Cash flows from operating activities
Net income (loss)	$31,522	$(2,150)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,459	24,155
Impairment of intangible assets	398	1,960
Impairment of other assets	2,621	—
Stock-based compensation	10,912	7,757
Amortization of premium on marketable securities	1,255	1,274
Undistributed earnings of equity method investments	(1,235)	(2,442)
Deferred income tax benefit	(1,779)	(2,936)
Pension settlement	—	87
Gain on disposal of businesses	(27,444)	—
Loss (gain) on disposal of long-lived assets	13	(1,394)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	12,098	6,422
Inventories	9,598	15,490
Prepaid expenses and other current assets	(12,325)	4,359
Accounts payable	(11,924)	3,123
Deferred revenue	5,900	8,971
Accrued warranty and retrofit costs	(1,102)	(1,806)
Accrued compensation and benefits	6,783	(2,625)
Accrued restructuring costs	2,161	(972)
Accrued pension	997	(950)
Accrued expenses and other current liabilities	1,873	(3,934)
Net cash provided by operating activities	53,781	54,389
Cash flows from investing activities
Purchases of property, plant and equipment	(5,518)	(3,635)
Purchases of marketable securities	(174,287)	(91,740)
Sale/maturity of marketable securities	112,085	145,023
Proceeds from divestitures	85,369	—
Acquisitions, net of cash acquired	(35,625)	(68,331)
Decrease in restricted cash	177	586
Proceeds from the sale of property, plant and equipment	—	14,082
Payment of deferred leasing cost	—	(3,134)
Net cash used in investing activities	(17,799)	(7,149)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	1,838	1,851
Repayment of capital lease obligations	(239)	—
Acquisition of noncontrolling interest	(3,189)	—
Common stock dividend paid	(22,875)	(21,328)
Net cash used in financing activities	(24,465)	(19,477)
Effects of exchange rate changes on cash and cash equivalents	(374)	569
Net increase in cash and cash equivalents	11,143	28,332
Cash and cash equivalents, beginning of year	82,971	54,639
Cash and cash equivalents, end of year	$94,114	$82,971

Supplemental disclosures:
Cash paid during the year for interest	$202	$2
Cash paid (refunded) during the year for income taxes, net	$1,084	$(762)

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of buildings and land through capital lease	$8,537	$—

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. Tables reconciling GAAP to the non-GAAP measures are presented below.

			Quarter Ended
	September 30, 2014		June 30, 2014		September 30, 2013
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
Net income attributable to Brooks Automation, Inc.	$248	$0.00	$24,476	$0.36	$6,015	$0.09
Income from discontinued operations, net of tax	—	—	27,263	0.40	4,103	0.06
Net income (loss) attributable to continuing operations	248	0.00	(2,787)	(0.04)	1,912	0.03
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	1,300	0.02	99	0.00	87	0.00
Amortization of intangible assets	1,964	0.03	1,850	0.03	1,666	0.02
Impairment of intangible assets	—	—	—	—	1,274	0.02
Impairment of note receivable	—	—	1,704	0.03	—	—
Restructuring charges	1,151	0.02	2,126	0.03	287	0.00
Inventory write-downs related to restructuring programs	—	—	210	0.00	—	—
Merger costs	63	0.00	400	0.01	142	0.00
Gain on sale of real estate	—	—	—	—	(666)	(0.01)
Adjusted net income attributable to Brooks Automation, Inc.	4,726	0.07	3,602	0.05	4,702	0.07
Stock-based compensation	2,138	0.03	2,258	0.03	2,103	0.03
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$6,864	$0.10	$5,860	$0.09	$6,805	$0.10

	Twelve Months Ended
	September 30, 2014		September 30, 2013
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share
Net income (loss) attributable to Brooks Automation, Inc.	$31,361	$0.46	$(2,215)	$(0.03)
Income from discontinued operations, net of tax	30,002	0.44	4,964	0.08
Net income (loss) attributable to continuing operations	1,359	0.02	(7,179)	(0.11)
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	1,628	0.02	2,179	0.03
Amortization of intangible assets	7,111	0.11	6,782	0.10
Impairment of intangible assets	259	0.00	1,274	0.02
Impairment of note receivable	1,704	0.03	—	—
Restructuring charges	4,311	0.06	4,644	0.07
Inventory write-downs related to restructuring programs	210	0.00	—	—
Merger costs	584	0.01	646	0.01
Gain on sale of real estate	—	—	(666)	(0.01)
Adjusted net income attributable to Brooks Automation, Inc.	17,166	0.25	7,680	0.12
Stock-based compensation	10,914	0.16	7,608	0.12
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$28,080	$0.42	$15,288	$0.23

	Quarter Ended
	September 30, 2014		June 30, 2014		September 30, 2013
Dollars in thousands	$	%	$	%	$	%
Gross profit/gross margin percentage	$41,402	33.8%	$40,746	34.7%	$36,868	33.3%
Adjustments:
Amortization of intangible assets	1,249	1.0%	1,142	1.0%	1,063	1.0%
Impairment of intangible assets	—	—%	—	—%	1,910	1.7%
Purchase accounting impact on inventory and contracts acquired	1,805	1.5%	138	0.1%	134	0.1%
Inventory write-downs related to restructuring programs	—	—%	310	0.3%	—	—%
Adjusted gross profit/gross margin percentage	$44,456	36.3%	$42,336	36.1%	$39,975	36.1%

	Twelve Months Ended
	September 30, 2014		September 30, 2013
Dollars in thousands	$	%	$	%
Gross profit/gross margin percentage	$167,337	34.7%	$132,307	31.3%
Adjustments:
Amortization of intangible assets	4,422	0.9%	4,065	1.0%
Impairment of intangible assets	398	0.1%	1,910	0.5%
Purchase accounting impact on inventory and contracts acquired	2,295	0.5%	3,041	0.7%
Inventory write-downs related to restructuring programs	310	0.1%	—	—%
Adjusted gross profit/gross margin percentage	$174,762	36.2%	$141,323	33.5%

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2014	2014	2013	2014	2013
Net income (loss) attributable to Brooks Automation, Inc.	$248	$24,476	$6,015	$31,361	$(2,215)
Adjustments:
Less: Interest income	(265)	(181)	(237)	(950)	(1,032)
Add: Interest expense	101	101	1	202	2
Add: Income tax provision (benefit)	(1,052)	(2,838)	112	(1,980)	(4,985)
Add: Depreciation	3,310	3,294	3,314	12,699	13,697
Add: Amortization of completed technology	1,249	1,142	1,063	4,422	4,065
Add: Amortization of customer relationships and acquired intangible assets	1,648	1,606	1,439	6,170	5,694
EBITDA	$5,239	$27,600	$11,707	$51,924	$15,226

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Dollars in thousands	2014	2014	2013	2014	2013
EBITDA	$5,239	$27,600	$11,707	$51,924	$15,226
Adjustments:
Less: Income from discontinued operations	—	(27,263)	(4,103)	(30,002)	(4,964)
Add: Impairment of completed technology	—	—	1,910	398	1,910
Add: Impairment of customer relationships and acquired intangible assets	—	—	50	—	50
Add: Impairment of note receivable	—	2,621	—	2,621	—
Add: Stock-based compensation	2,138	2,258	2,103	10,914	7,608
Add: Restructuring charges	1,648	3,122	379	6,289	6,380
Add: Inventory write-downs related to restructuring programs	—	310	—	310	—
Add: Purchase accounting impact on inventory and contracts acquired	1,805	138	134	2,295	3,041
Add: Merger costs	79	426	219	686	923
Less: Gain on sale of real estate	—	—	(1,025)	—	(1,025)
Adjusted EBITDA	$10,909	$9,212	$11,374	$45,435	$29,149